Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 25th day of April 2005, by and between NEOPHARM, INC., a Delaware corporation (the “Company”) and RONALD G. EIDELL (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive, on an interim basis, and the Executive desires to accept such employment on an interim basis, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.                                       Employment.  Throughout the Term (as defined in Section 2 below), the Company shall employ Executive as provided herein, and Executive hereby accepts such employment.  In accepting such employment, Executive states that, to the best of his knowledge, (i) he is not now, and by accepting such employment, will not be, under any restrictions in the performance of the duties contemplated under this Agreement as a result of the provisions of any prior employment agreement or non-compete or similar agreement to which Executive is or was a party; and (ii) he will not make use of or reveal to anyone employed by or affiliated with the Company any information that is of a confidential or proprietary nature which he has obtained or which has been disclosed to him as a result of his position with any entity with which he has been previously employed or affiliated.

2.                                       Term of Employment.  The term of Executive’s employment by the Company hereunder shall commence on March 8, 2005 (the “Effective Date”) and shall continue thereafter until the Company has identified a permanent CEO and such individual has accepted such position, unless sooner terminated as a result of Executive’s death or in accordance with the provisions of Section 7 below (the “Term”).

3.                                       Duties.  Throughout the Term, and except as otherwise expressly provided herein, Executive shall be employed by the Company to serve, on an interim basis, as the President and Chief Executive Officer (“CEO”) of the Company.  In such capacity, Executive shall devote his full time to the performance of his duties as President and CEO of the Company in accordance with the Company’s By-laws, this Agreement and the directions of the Company’s Board of Directors.  Executive shall continue to serve as a member of the Board of Directors.  Without limiting the generality of the foregoing, throughout the Term, Executive shall faithfully perform his duties as President and CEO at all times so as to promote the best interests of the Company.

4.                                       Compensation.

(a)                                  Base Salary.  For any and all services performed by Executive under this Agreement during the Term, in whatever capacity, the Company shall pay to Executive a base salary, prorated for the period in which he serves, of Two Hundred Sixty Thousand Dollars ($260,000) per year (the “Base Salary”), less any and all applicable federal, state and local payroll and withholding taxes.  The Base Salary shall be paid in the same increments as the Company’s normal payroll, but no less frequent than monthly and prorated, however, for any period of less than a full month.

(b)                                 Bonus.  In addition to the Base Salary, Executive shall be eligible to receive from the Company an incentive compensation bonus (the “Bonus”) based on a percentage of his Base Salary, and prorated for the period of his employment.  The Bonus, if any, shall be determined by the Compensation Committee based on the achievement by the Company of certain specific strategic plans and goals (the “Performance Goals”) during the Executive’s period of employment (the “Measurement Period”) as such Performance Goals shall be determined by the Board in consultation with the Executive.  The initial Performance Goals will be established by the Board, in consultation with the Execution within ninety (90) days of Executive’s employment hereunder.  Following the end of the Measurement Period, the Compensation Committee of the Board shall review the Performance Goals for the Measurement Period in light of the Company’s actual performance during the Measurement Period as reflected on the Company’s financial statements.  Achievement of the Performance Goals, as determined by the Compensation Committee, shall result in the following payments as a percentage of Salary:

Level of Achievement	Bonus as Percent of Salary

Below Target	0-35%
Target Goal	35%
Overachievement Goal	35-50%

Payment of the Bonus, if any, shall be made within thirty (30) days after the Company’s performance for the Measurement Period is established on the basis of the Company’s financial statements and payment has been authorized by the Compensation Committee.  In addition, and at its sole discretion, the Board may award additional compensation to Executive based on Executive’s contributions to the Company.

5.                                       Benefits and Other Rights.  In consideration for Executive’s performance under this Agreement, the Company shall provide to Executive the following benefits:

(a)                                  The Company will provide Executive with cash advances for or reimbursement of all reasonable out-of-pocket business expenses incurred by Executive in connection with his employment hereunder; provided, however, Executive adheres to any and all reasonable policies established by the Company from time to time with respect to such reimbursements or advances, including, but not limited to, a requirement that Executive submit supporting evidence of any such expenses to the Company.

(b)                                 The Company will provide Executive with a monthly transportation allowance in the amount of $1,500.00, subject to standard payroll withholding for taxes, to be used by Executive for commuting to and from the Company’s offices.

(c)                                  The Company will provide Executive and his family with the opportunity to receive group medical coverage under the terms of the Company’s health insurance plan, but subject to completion of normal waiting periods.  During any such waiting period, the Company will pay, or reimburse Executive for, the cost of COBRA coverage for Executive and his family under his prior health plan.

(d)                                 During the Term Executive shall be eligible to participate in the Company’s 401(k) program and life insurance programs, if any, subject to satisfying any eligibility requirements for said benefits.

(e)                                  The Company shall also enter into an indemnification agreement with Tatum Partners, LLP, an entity of which Executive is a member.

6.                                       Options. The Company shall grant to Executive options pursuant to the Company’s 1998 Equity Incentive Plan (the “Option Plan”), as amended, to purchase eighty thousand (80,000) shares of the Company’s common stock (the “Options”) at an option exercise price equal to the Fair Market Value (as determined under the Option Plan) of the Company’s common stock as of the date of grant of the Options as determined under the Option Plan (the “Date of Grant”).  The Options shall vest upon the termination of the Term as a result of Executive stepping down to allow a new permanent CEO to take office or, if the Term has not yet ended, one year from the Date of Grant, whichever occurs earlier.  The Options shall not be exercisable subsequent to the date that is ten (10) years after the Date of Grant. In all other respects the Options shall be governed by the terms and conditions of the Option Plan.

7.                                       Termination of the Term.

(a)                                  The Term shall end without any further action by the Company upon the Board electing an individual to succeed the Executive as CEO and President and, upon such election, Executive shall be deemed to have immediately resigned all executive and other positions with the Company and any subsidiary of the Company.

(b)                                 The Company shall have the right to terminate the Term under the following circumstances:

(i)                                     Executive shall die; or

(ii)                                  With or without Cause, as herein defined, effective upon written notice to Executive by the Company.

(c)                                  Executive shall have the right to terminate the Term at any time upon sixty (60) days prior written notice to the Company.

(d)                                 For purposes of this Agreement, “Cause” shall mean:

(i)                                     Executive shall be convicted of the commission of a felony or a crime involving dishonesty, fraud or moral turpitude;

(ii)                                  Executive has engaged in acts of fraud, embezzlement, theft or other dishonest acts against the Company;

(iii)                               Executive commits an act which negatively impacts the Company or its employees including, but not limited to, engaging in competition with the

Company, disclosing confidential information or engaging in sexual harassment, discrimination or other human rights-type violations;

(iv)                              Executive’s gross neglect or willful misconduct in the discharge of his duties and responsibilities; or

(v)                                 Executive’s repeated refusal to follow the lawful direction of the Board of Directors or supervising officers.

8.                                       Effect of Expiration or Termination of the Term.  Promptly following the termination of the Term, and except otherwise expressly agreed to by the Company, Executive shall:

(a)                                  Immediately resign from any and all executive and other positions which Executive holds with the Company or any subsidiary of the Company, including, but not limited to, as CEO and President of the Company or any subsidiary of the Company; provided, however, that except for a termination under Section 7(b)(i) or a termination for Cause under Section 7(b)(ii), the Company shall permit Executive to continue as a member of the Company’s board of directors on the same terms of service, including, but not limited to, continuing eligibility for re-nomination, at the discretion of the Corporate Governance Committee and the Board of Directors, and with compensation and benefits at a level appropriate for non-employee board members.

(b)                                 Provide the Company with all reasonable assistance necessary to permit the Company to continue its business operations without interruption and in a manner consistent with reasonable business practices; provided, however, that such transition period shall not exceed thirty (30) days after termination nor require more than twenty (20) hours of Executive’s time per week and Executive shall be promptly reimbursed for all out-of-pocket expenses.

(c)                                  Deliver to the Company possession of any and all property owned or leased by the Company which may then be in Executive’s possession or under his control, including, without limitation, any and all such keys, credit cards, automobiles, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever.  If, following the expiration or termination of the Term, Executive shall receive any mail addressed to the Company, then Executive shall immediately deliver such mail, unopened and in its original envelope or package, to the Company;

(d)                                 Other than as specifically provided in this Section 8, upon a termination of employment all other benefits and/or entitlements to participate in programs or benefits, if any, will cease as of the effective date of such termination

(e)                                  Upon termination of Executive pursuant to Section 7(a) or a termination without Cause pursuant to Section 7(b)(ii), the Company shall (i) pay Executive or Executive’s estate all Base Salary accrued, but unpaid, as of the date of such termination; (ii) make a Bonus payment in accordance with the provisions of Section 4(b); and, (iii) all of Executive’s then unvested Options, if any, previously issued pursuant to the Option Plan shall immediately vest and be exercisable as provided in the Option Plan.

(f)                                    Upon termination of Executive pursuant to Section 7(b)(i), a termination for Cause pursuant to Section 7(b)(ii) or a termination pursuant to Section 7(c), the Company shall pay Executive or Executive’s estate all Base Salary accrued, but unpaid, as of the date of termination.

9.                                       Restrictive Covenants for Executive.  Executive hereby covenants and agrees with the Company that for so long as Executive is employed by the Company and for a period (the “Restricted Period”) of twelve (12) months after the termination of such employment for any reason, Executive shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, either directly or indirectly, on his own account or as an executive, consultant, agent, partner, joint venturer, owner, officer, director or shareholder of any other person, firm, corporation, partnership, limited liability company or other entity:

(a)                                  Solicit any current supplier, customer, employee, or client of the Company with whom Executive dealt, or with whom anyone in Executive’s direct chain of command dealt, on behalf of the Company within the year preceding Executive’s termination of employment, for the purpose of researching, developing or purchasing, selling or marketing drug or non-drug products, which are competitive with:  (1) those products being marketed by the Company at the time of Executive’s termination; or (2) those products that Executive was aware were under development by the Company and expected to be marketed within four years of Executive’s termination;

(b)                                 All ideas, inventions, trademarks, and other developments or improvements conceived or developed by the Executive, alone or with others, during the term of this Agreement, whether or not during working hours that are within the scope of the Company’s business operations, or that relate to any Company work or projects, shall be conclusively presumed to have been created for or on behalf of the Company as part of the Executive’s services to the Company (“Development”).  Executive shall disclose promptly to Company any and all such Developments.  Such Developments are the exclusive property of the Company without the payment of consideration therefore, and the Executive hereby transfers, assigns and conveys all of the Executive’s right, title and interest in any such Developments to the Company and agrees to execute and deliver any documents that the Company deems necessary to effect such transfer on the demand of the Company.  The Executive agrees to assist the Company, at its expense, to obtain patents on any such patentable Developments, and agrees to execute all documents necessary to obtain such patents in the name of the Company.  This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time unless:  (1) the invention relates (a) to the business of the Company or (b) to the Company’s actual demonstratively anticipated research and development, or (2) the invention results from any work performed by the Executive for the Company.

(c)                                  Executive recognizes and understands that Executive’s duties at the Company may include the preparation of materials, including written or graphic materials and other Developments, and that any such materials conceived or written by

Executive shall be deemed a “work made for hire” as defined and used in the Federal Copyright Act, 17 U.S.C.
§ 101.  In the event of publication of such materials, Executive understands that since such work is “work made for hire,” the Company shall solely retain and own all rights in such materials, including any right of copyright.

10.                                 Confidentiality.  The Executive acknowledges that during the period of his employment by the Company, and in his performance of services hereunder, he will be placed in a relationship of trust and confidence regarding the Company and its affairs.  In the course of and due to that relationship he will have contact with the Company’s customers, suppliers, affiliates, and distributors and their personnel.  In the course of the aforesaid relationship, he will have access to and will acquire confidential information relating to the business and operations of the Company, including, without limitation, information relating to processes, plans and methods of operation of the Company.  The Executive acknowledges that any such information that is not a trade secret, nonetheless constitutes confidential information as between himself and the Company, that the disclosure thereof (or of any information which he knows relates to confidential, trade, or other secret aspects of the Company’s business) would cause substantial loss to the goodwill of the Company, and will continue to be made known to Executive only because of the position of trust and confidence which he will continue to occupy hereunder.  In view of the foregoing, and in consideration of the covenants and premises of this Agreement, the Executive agrees that he will not, at any time during the term of his employment, and for a period of twelve months thereafter, disclose to any person, firm or company any trade secrets or confidential information or such ideas which he may have acquired or developed or may acquire or develop relating to the business of the Company while serving the Company as an executive.

11.                                 Remedies.

(a)                                  The covenants of Executive set forth in Sections 9 and 10 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce the Company to enter into this Agreement.  Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including, but not limited to, reasonable attorney’s fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Executive.  The covenants of Executive set forth in this Agreement are cumulative to each other and to all other covenants of Executive in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended.

(b)                                 Each of the covenants contained in Sections 9 and 10 above shall be construed as agreements which are independent of any other provision of this Agreement, and the existence of any claim or cause of action by any party hereto against any other party hereto, of whatever nature, shall not constitute a defense to the enforcement of such covenants.  If any of such covenants shall be deemed unenforceable by virtue of its scope in terms of geographical area, length of time or otherwise, but may be made enforceable by the imposition of limitations thereon, Executive agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought.  The parties hereto hereby authorize any court of competent jurisdiction to modify or reduce the scope of such covenants to the extent necessary to make such covenants enforceable.

(c)                                  In the event that Executive believes that the Company is in violation of a material obligation owed to Executive under this Agreement, and the Executive has given notice of such violation to the Company requesting that the Company cure such violation, and within twenty (20) business days the Company has not undertaken steps to cure such violation or to provide information to Executive demonstrating that the Company is not in violation of the Agreement, and as a result of such failure to cure or dispute such violation, the Executive terminates the Agreement in accordance with Section 7(b), Executive shall be entitled to receive from the Company the payments and benefits set forth in Section 8(e) of this Agreement provided, however, that the restrictions contained in this Agreement, including, but not limited to, the covenants in Section 9(b) and in Section 10, shall remain in full force and effect.

12.                                 Enforcement Costs.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal and other post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.  Attorney’s fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

The Company shall maintain directors’ and officers’ insurance to cover the Executive in an amount reasonably agreeable to the Executive at no additional cost to the Executive, and the Company will maintain such insurance at all times while this Agreement remains in effect.  Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least three years following the termination of this Agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Executive.  The Company agrees to provide documentary evidence of such insurance coverage to Executive.

13.                                 Indemnification.  The Company covenants and agrees that, to the extent permitted by applicable law, it will indemnify and hold Executive harmless from any and all liability, loss, damage, cost and expense (including reasonable attorneys’ fees) which Executive may incur, suffer or be required to pay and which result from or arise in connection with any act by the Company, or on the Company’s behalf by any of the Company’s officers, directors, employees, consultants, representatives or agents, which act occurred prior to the Effective Date and in which Executive did not, directly or indirectly, participate.

14.                                 Notices.  Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be

(a)                                  personally delivered, or

(b)                                 sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

(c)                                  For notices sent to the Company:

NeoPharm, Inc.

150 Field Drive, Suite 195

Lake Forest, Illinois 60045

Telephone No.: (847) 295-8678

Facsimile No.: (847) 295-8654

(d)                                 For notices sent to Executive:

Mr. Ronald G. Eidell

1110 N. Lake Shore Drive

Chicago, IL 60611

Telephone No.: (312) 642-0570

Fax No.: (312) 649-9196

Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein.  Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

15.                                 Tatum Resources.  The Company acknowledges and agrees that Executive is and will remain a partner of, and has and will retain an interest in, Tatum CFO Partners, LLP (“Tatum”), which will benefit the Company in that Executive will have access to certain Tatum resources.  The Company and Executive acknowledge and agree that a Resource Fee, and other compensation, will be paid by the Company to Tatum in consideration for Tatum’s provision of resources to Executive as provided in the Interim Engagement Resources Agreement between the Company and Tatum, dated on or about the date of this Agreement (the “Resources Agreement”).  The Company and Executive agree that any payments made by the Company to Tatum pursuant to the terms of the Resources Agreement will not be treated as income to Executive from services performed by Executive to the Company and will not be reflected as compensation in the Executive’s W-2 report.

16.                                 Entire Agreement.  Except for the Resources Agreement, this Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, agreements and understandings are merged herein.  This Agreement may not be modified or revised except pursuant to a written instrument signed by the party against whom enforcement is sought.

17.                                 Severability.  The invalidity or unenforceability of any provision hereof shall not  affect  the  enforceability of any other provision hereof, and except as otherwise provided in

Section 11 above, any such invalid or unenforceable provision shall be severed from this Agreement.

18.                                 Waiver. Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver or such term or condition, and the waiver or relinquishment of any right or remedy hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or remedy at any other time or times.

19.                                 Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of laws provisions.  Each party hereto hereby (a) agrees that any litigation which may be initiated with respect to this Agreement or to enforce rights granted hereunder shall be initiated in a court located in Cook County, Illinois and (b) consents to personal jurisdiction of such courts for such purpose.

20.                                 Benefit and Assignability. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The rights and obligations of Executive hereunder are personal to him, and are not subject to voluntary or involuntary alienation, transfer, delegation or assignment.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

NEOPHARM, INC.

By:	/s/ Erick E. Hanson
Its: Chairman of the Board

EXECUTIVE:

/s/ Ronald G. Eidell
RONALD G. EIDELL